Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 25, 2017 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the second quarter ended June 30, 2017.

Highlights for the quarter included the following:

•	Total revenue of $164.3 million, an increase of 3.5% compared with the second quarter of 2016.
•	Freight revenue of $145.6 million (excludes revenue from fuel surcharges), an increase of 0.8% compared with the second quarter of 2016.
•
Operating income of $4.0 million and an operating ratio of 97.3%, compared with operating income of $7.3 million and an operating ratio of 94.9% in the second quarter of 2016. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

•	Net income of $1.5 million, or $0.08 per diluted share, compared with net income of $3.6 million, or $0.20 per diluted share in the second quarter of 2016.

Chairman, and Chief Executive Officer, David R. Parker, made the following comments:  “Freight demand built throughout the quarter and continues to be favorable in July on a seasonally adjusted basis.  April was the slowest month overall, in part due to reduction of a portion of freight from customers as we made decisions to protect our yield model in our expedited service offering. In addition, we assisted customers in our dedicated service offering to re-engineer improved efficiency of their freight network that resulted in a reduction of the number of high-utilization dedicated trucks that they required from us.  The loss of volume led to a 2.8% year-over-year reduction in average miles per tractor for the month.  Freight demand improved gradually in May as we replaced the lost freight with new high-quality freight. In June, capacity tightened resulting in a 0.5% year-over-year increase in average miles per tractor despite our Star subsidiary experiencing a 6% reduction due to automotive plant shutdowns in its network as automotive manufacturers managed new vehicle inventories.   Consistent with the monthly improvement in utilization, we experienced sequential monthly growth in our average rate per total mile as we replaced the freight demand we had lost during April. We were pleased with the disciplined approach in which our sales and operations teams met this quarter’s challenges and look forward to a more favorable supply-demand relationship in the second half of 2017 and beyond. From a cost perspective, our margins were pressured across nearly all fronts other than net fuel expense, as we continued to invest in our people, equipment, and technologies."

Management Discussion—Asset-Based Truckload Operations
Mr. Parker continued:  “For the quarter, total revenue in our asset‑based operations increased to $147.6 million, an increase of $2.9 million compared with the second quarter of 2016.  This increase consisted of a $4.3 million increase in fuel surcharge revenue, partially offset by a $1.4 million reduction of freight revenue. The $1.4 million decrease in freight revenue related to an 11 truck (or 0.4%) decrease in our average tractor fleet and a 0.2% decrease in average freight revenue per tractor in the 2017 period as compared to the 2016 period. Team-driven trucks increased to an average of 1,012 teams in the second quarter of 2017, an increase of approximately 0.4% over the average of 1,007 teams in the second quarter of 2016.

“Average freight revenue per tractor per week was essentially constant at $3,754 during the 2017 quarter and $3,761 during the 2016 quarter.  Average freight revenue per total mile increased by 0.9 cents per mile (or 0.5%) compared to the 2016 quarter and average miles per tractor decreased by 0.7%.  The main factors impacting the decreased utilization were the temporary impacts of replacing the customer freight we lowered in April and the loss of freight from automotive plant shutdowns, partially offset by a higher average seated truck percentage. On average, approximately 4.8% of our fleet lacked drivers during the 2017 quarter compared with approximately 6.2% during the 2016 quarter.

“At SRT, our solo-driven refrigerated truckload subsidiary, we experienced a year-over-year decline in average freight revenue per tractor of 1.6% compared with the second quarter of 2016, resulting from a 1.9% year-over-year reduction in average miles per tractor, partially offset by a 0.3% increase in average rate per total mile. However, year-over-year rates and utilization improved sequentially each month of the quarter with normal seasonality. SRT’s operating loss narrowed sequentially and reflected a substantial improvement over the operating loss SRT recognized in the second quarter of 2016.

“Salaries, wages and related expenses increased approximately 3.4 cents per mile due primarily to employee pay adjustments since the second quarter of 2016 and a 1.4 cent per mile increase in workers’ compensation to 2.1 cents per company mile compared to an atypically favorable prior year quarter of only 0.7 cents per mile.

“Capital costs (combined depreciation and amortization, revenue equipment rentals, and interest expense) increased by approximately $4.6 million. The main factors were the $2.0 million year-over-year increase in depreciation expense, primarily as a result of lowering the salvage values of a majority of our operating tractors during the third quarter of 2016, and a $2.6 million increase in year-over-year loss on disposal of equipment, each due to the soft used truck market.

“Insurance and claims expense increased to 10.1 cents per mile in the second quarter of 2017 versus 8.5 cents per mile in the second quarter of 2016. Our rate of chargeable accidents per million miles, as measured by the U.S. Department of Transportation, increased by 6.0% in the second quarter of 2017 compared with a very favorable second quarter of 2016.  For the first half of 2017, our year-to-date frequency rate was tied for the second lowest for a first half of the fiscal year over the last ten years.

“Higher costs were partially offset by an overall reduction in fuel costs. Net fuel expense decreased by approximately 6.5 cents per mile to 8.0 cents per total mile in the 2017 quarter. Losses from fuel hedging transactions were $1.5 million in the 2017 quarter compared with losses of $4.1 million in the 2016 quarter. In addition, our fuel surcharge recovery was more effective during the 2017 quarter and we expect to continue to experience improved fuel economy as we upgrade our tractor fleet.  These favorable items were partially offset by increased fuel pricing. Ultra-low sulfur diesel prices as measured by the Department of Energy averaged approximately $0.25/gallon higher in the second quarter of 2017 compared with the 2016 quarter.”

Management Discussion—Non-Asset Based Logistics and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based logistics subsidiary:  “For the quarter, Solutions’ total revenue increased 18.1%, to $16.7 million from $14.1 million in the same quarter of 2016. Operating income was approximately $1.6 million for an operating ratio of 90.5%, compared with operating income of approximately $1.5 million and an operating ratio of 89.5% in the second quarter of 2016. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $0.8 million of pre-tax income in the quarter compared with $1.2 million in the second quarter of 2016.”

Cash Flow, Liquidity and Capitalization
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “At June 30, 2017, we had approximately $55.9 million of borrowing availability under our revolving line of credit. At June 30, 2017, our total balance sheet debt and capital lease obligations, net of cash, were $188.7 million, and our stockholders’ equity was $237.2 million, for a ratio of net debt to total balance sheet capitalization of 44.3%.  At June 30, 2017, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $15.8 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2016, the Company's balance sheet debt and capital lease obligations, net of cash, decreased by $19.4 million, while the present value of financing provided by operating leases decreased $2.9 million.

“In the first half of 2017, we took delivery of approximately 305 new company tractors and disposed of approximately 252 used tractors. Our current tractor fleet plan for full-year 2017 includes the delivery of approximately 640 new company tractors, and the disposal of approximately 650 used tractors. For 2017, the average size of our tractor fleet is expected to be approximately flat to down 1.0% as compared to 2016. Our average company tractor fleet age was 2.2 years at June 30, 2017, up from 1.7 years at June 30, 2016, and is expected to be between 2.1 years and 2.4 years by the end of 2017. With a relatively young fleet age, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.”

Outlook
Mr. Cribbs continued: “For the third quarter of 2017, we expect a favorable year-over-year comparison in freight revenue per tractor. It is still too early in our continuing discussions with peak customers to provide guidance regarding freight yields for the fourth quarter of 2017. For the remaining half of the year, we expect year-over-year net fuel expense savings, and a flattening of the year-over-year impact of the changes to our depreciation policy adopted in the third quarter of 2016, somewhat offset by higher maintenance expense and professional driver wages. At SRT, we expect additional progress in the two remaining quarters of 2017 versus 2016. To the extent mandatory ELD implementation and resulting lower truck numbers or decreased daily driving time for newly-compliant carriers remove industry-wide freight transportation capacity, and economic growth spurs volumes, we expect the supply-demand environment to improve later in 2017 and into 2018.  However, the timing and magnitude of these changes are difficult to predict and may be different in each of our markets. Our goal remains to deliver earnings improvement for the second half of 2017 as compared to the second half of 2016.”

Conference Call Information
The Company will host a live conference call tomorrow, July 26, 2017, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG2.  An audio replay will be available for one week following the call at 877-919-4059, access code 23495585. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to supply and demand relationship, fuel economy on our new tractor fleet, average fleet size, the value of leased equipment, and the statements under “Outlook” are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during our peak business during the fourth quarter, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:
Kim Perry, Administrative Assistant
Kimberly.Perry@ctgcompanies.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended June 30,			Six Months Ended June 30,
($000s, except per share data)	2017	2016	% Change	2017	2016	% Change
Freight revenue	$145,586	$144,436	0.8%	$285,712	$289,115	-1.2%
Fuel surcharge revenue	18,740	14,396		37,358	26,058
Total revenue	$164,326	$158,832	3.5%	$323,070	$315,173	2.5%

Operating expenses:
Salaries, wages, and related expenses	58,584	55,940		117,908	113,694
Fuel expense	24,911	25,720		50,313	49,554
Operations and maintenance	12,044	11,707		24,457	22,868
Revenue equipment rentals and purchased transportation	28,987	27,378		54,358	52,477
Operating taxes and licenses	2,097	2,881		4,832	5,589
Insurance and claims	7,914	6,726		16,632	13,622
Communications and utilities	1,706	1,465		3,334	2,942
General supplies and expenses	3,462	3,680		7,190	6,788
Depreciation and amortization, including gains and losses on disposition of property and equipment	20,659	16,019		39,775	32,904
Total operating expenses	160,364	151,516		318,799	300,438
Operating income	3,962	7,316		4,271	14,735
Interest expense, net	1,961	1,955		4,041	4,251
Income from equity method investment	(800)	(1,150)		(1,825)	(2,000)
Income before income taxes	2,801	6,511		2,055	12,484
Income tax expense	1,253	2,879		545	4,500
Net income	$1,548	$3,632		$1,510	$7,984

Basic earnings per share	$0.08	$0.20		$0.08	$0.44
Diluted earnings per share	$0.08	$0.20		$0.08	$0.44
Basic weighted average shares outstanding (000s)	18,281	18,189		18,269	18,168
Diluted weighted average shares outstanding (000s)	18,359	18,275		18,347	18,244

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$128,891	$130,302	-1.1%	$255,898	$261,394	-2.1%
Covenant Transport Solutions non-asset based revenues	16,695	14,134	18.1%	29,814	27,721	7.6%
Freight revenue	$145,586	$144,436	0.8%	$285,712	$289,115	-1.2%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.810	$1.797	0.7%	$1.804	$1.805	0.0%
Average freight revenue per total mile	$1.621	$1.612	0.5%	$1.619	$1.612	0.4%
Average freight revenue per tractor per week	$3,754	$3,761	-0.2%	$3,755	$3,741	0.4%
Average miles per tractor per period	30,105	30,325	-0.7%	59,978	60,347	-0.6%
Weighted avg. tractors for period	2,573	2,584	-0.4%	2,569	2,606	-1.4%
Tractors at end of period	2,577	2,589	-0.5%	2,577	2,589	-0.5%
Trailers at end of period	7,271	6,793	7.0%	7,271	6,793	7.0%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	6/30/2017	12/31/2016
Total assets	$615,920	$620,538
Total stockholders' equity	$237,167	$236,414
Total balance sheet debt, net of cash	$188,677	$208,075
Net Debt to Capitalization Ratio	44.3%	46.8%
Tangible book value per basic share	$12.97	$12.95

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